As filed with the Securities and Exchange Commission on July 31, 2018

Registration No. 333-226059

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEMISPHERX BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-0845822
(State of	(IRS Employer
Incorporation)	Identification No.)

860 N. Orange Avenue, Suite B,

Orlando, Florida 92130

(215) 988-0080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas K. Equels

Chief Executive Officer

Hemispherx Biopharma, Inc.

860 N. Orange Avenue, Suite B,

Orlando, Florida 92130

(215) 988-0080

(Name, address, including zip code, and telephone number, including, area code, of agent for service)

With copies to:

Richard Feiner, Esq.

Silverman Shin & Byrne PLLC

Wall Street Plaza

88 Pine Street, 22nd Floor

New York, New York 10005

(212) 779-8600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered/Proposed Maximum Offering Price per Unit/Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.001 per share (including Series A Junior Participating Preferred Stock Purchase Rights) (3)(4)		(1)
Preferred stock, par value $0.01 per share (3)		(1)
Debt securities		(1)
Warrants		(1)
Units		(1)
Total	75,000,000	(2)	$9,337.50	(3)(5)

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices.

(2)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $75,000,000.

(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(4)	This Registration also relates to the rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant, which are attached to all shares of Common Stock pursuant to the terms of the Registrant’s Amended and Restated Rights Agreement dated November 14, 2017 described herein under the section “Description of Capital Stock — Common Stock.” Until the occurrence of prescribed events, the preferred share purchase rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. The preferred share purchase rights are appurtenant to and trade with the Common Stock and no separate consideration will be received for the preferred share purchase rights. Therefore, the registration fee for the preferred shares purchase rights is included in the fee for the Common Stock.

(5)	The $75,000,000 of securities registered hereunder includes $67,849,576 of securities (the “Unsold Securities”) registered pursuant to Registration Statement No. 333-205228 filed by the Registrant on June 25, 2015 and declared effective on August 4, 2015 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act, $8,447.27 of filing fees previously paid in connection with the Unsold Securities (which includes $6,938.00 of filing fees previously paid in connection with unsold securities registered pursuant to Registration Statement No. 333-182216 filed by the Registrant on June 19, 2012 and declared effective on July 2, 2012) will continue to be applied to the Unsold Securities. Accordingly, a filing fee of $890.23 is paid herewith. Pursuant to Rule 415(a)(6), the offering of securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-226059) is being filed solely for the purposes of amending the disclosures in the Calculation Of Registration Fee Table on the facing page of the Registration Statement.

No changes or additions are being made hereby to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement. Accordingly, the preliminary prospectus constituting Part I of the Registration Statement and Part II of the Registration Statement have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on July 31, 2018.

HEMISPHERX BIOPHARMA, INC.

By:	/s/ Thomas K. Equels
Thomas K. Equels
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas K. Equels	Chief Executive Officer and Director
Thomas K. Equels	(Principal Executive Officer)	July 31, 2018

/s /Adam Pascale	Chief Financial Officer (Principal Financial
Adam Pascale	Officer and Principal Accounting Officer)	July 31, 2018

*	Director
William M. Mitchell, M.D., Ph.D.		July 31, 2018

*	Director
Stewart Appelrouth		July 31, 2018

* By:	/s/ Thomas K. Equels
Thomas K. Equels,
Attorney-in-Fact